Exhibit 99

INVESTOR CONTACT:	Donald J. MacLeod	FOR IMMEDIATE RELEASE:
	(716) 842-5138	July 20, 2009

MEDIA CONTACT:	C. Michael Zabel (716) 842-5385
M&T BANK CORPORATION ANNOUNCES SECOND QUARTER PROFITS
     BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”)(NYSE: MTB) today reported its results of operations for the quarter ended June 30, 2009.
     GAAP Results of Operations. In a quarter in which M&T closed and converted its third largest acquisition, it reported diluted earnings per common share measured in accordance with generally accepted accounting principles (“GAAP”) of $.36. GAAP-basis net income in the recent quarter aggregated $51 million. GAAP-basis net income for the second quarter of 2009 expressed as an annualized rate of return on average assets and average common stockholders’ equity was .31% and 2.53%, respectively.
     M&T’s recent quarter results reflect several notable events. Most significantly, M&T completed its acquisition of Provident Bankshares Corporation (“Provident”), effective May 23, 2009, including the related issuance by M&T of 5.8 million common shares. Results of the operations acquired from Provident are reflected in M&T’s results since the acquisition date. In addition, expenses associated with systems conversions and other costs of integrating operations and introducing Provident’s former customers to M&T’s products and services aggregated $40 million, after applicable tax effect, or $.35 of diluted earnings per common share, during the three-month period ended June 30, 2009. During the recent quarter, the Federal Deposit Insurance Corporation (“FDIC”) announced that it would levy a special

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assessment on insured financial institutions to rebuild the Deposit Insurance Fund. The charge recognized in 2009’s second quarter for that special assessment amounted to $32.5 million ($20 million after tax effect, or $.17 of diluted earnings per common share). Also reflected in the recent quarter’s results were $25 million (pre-tax) of other-than-temporary impairment charges on certain available-for-sale investment securities. Those charges reduced net income and diluted earnings per common share by $15 million and $.13, respectively. However, because the investment securities were previously reflected at fair value on the consolidated balance sheet, the impairment charges did not reduce stockholders’ equity.
     Reflecting on M&T’s second quarter performance, René F. Jones, Executive Vice President and Chief Financial Officer, commented, “This past quarter was a time of significant accomplishment. On May 23 we completed the acquisition of Provident, including the conversion of customer accounts to M&T systems. We are pleased to welcome former Provident employees to M&T and look forward to serving our new customers by providing them with a wide range of products and exceptional customer service. Diluted net operating earnings per common share, which exclude the impact of merger-related expenses and intangible amortization, increased 34% from this year’s first quarter to $.79, despite the FDIC special assessment which reduced that measure by $.17 per share. That improvement was driven by several positive developments. Net interest margin dramatically improved from 3.19% in the first quarter of 2009 to 3.43%. Core deposits continued their impressive growth, up an annualized 24% from the initial quarter of 2009 excluding Provident’s impact. Residential mortgage banking revenues remained strong as compared
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with record revenues recorded in the first quarter of this year. Fee income was improved from the first quarter, reflecting higher credit-related fees, insurance income and seasonally higher deposit service charges. Finally, credit costs for the quarter remain in line with internal expectations and we believe that they continue to remain favorable as compared with the industry.”
     Diluted earnings per common share were $1.44 and $.49 during the second quarter of 2008 and the initial 2009 quarter, respectively. Net income for those respective quarters was $160 million and $64 million. Net income expressed as an annualized rate of return on average assets and average common stockholders’ equity for the second 2008 quarter was .98% and 9.96%, respectively, compared with .40% and 3.61%, respectively, in the first quarter of 2009.
     Supplemental Reporting of Non-GAAP Results of Operations. M&T consistently provides supplemental reporting of its results on a “net operating” or “tangible” basis, from which M&T excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts) and expenses associated with merging acquired operations into M&T, since such expenses are considered by management to be “nonoperating” in nature. Although “net operating income” as defined by M&T is not a GAAP measure, M&T’s management believes that this information helps investors understand the effect of acquisition activity in reported results. Reconciliations of GAAP and non-GAAP measures are provided herein on page 17.
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     Diluted net operating earnings per common share, which exclude the impact of amortization of core deposit and other intangible assets and merger-related expenses, were $.79 in the second quarter of 2009, including the slightly accretive impact of the Provident acquisition. Diluted net operating earnings per common share were $1.53 in the year-earlier quarter and $.59 in the initial quarter of 2009. Net operating income during the recent quarter was $101 million, compared with $170 million and $75 million in the second quarter of 2008 and the first quarter of 2009, respectively. Expressed as an annualized rate of return on average tangible assets and average tangible common stockholders’ equity, net operating income was .64% and 12.08%, respectively, in the recently completed quarter, compared with 1.10% and 22.20% in the second quarter of 2008 and .50% and 9.36% in the initial 2009 quarter.
     Taxable-equivalent Net Interest Income. Taxable-equivalent net interest income aggregated $507 million in the second quarter of 2009, up 3% from $492 million in the year-earlier period and 12% higher than $453 million in the first quarter of 2009. The significant growth in such income from the initial 2009 quarter to the second quarter was predominantly due to a widening of the net interest margin, which grew from 3.19% to 3.43%. That improvement was largely attributable to declines in the rates paid on deposits and long-term borrowings. Reflected in average earning assets in the second 2009 quarter was the impact of assets obtained in the Provident transaction, which were outstanding for nearly one-half of the quarter. The acquisition added approximately $1.7 billion to average loans and leases and $447 million to average investment securities during the quarter. The transaction had little impact on the recent quarter’s net interest margin.
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     Provision for Credit Losses/Asset Quality. The provision for credit losses increased to $147 million in the recent quarter from $100 million in the second quarter of 2008. Net charge-offs of loans totaled $138 million during the second 2009 quarter, up from $99 million in the year-earlier quarter. That rise in net charge-offs was largely attributable to the partial charge-off of a commercial loan transferred to nonaccrual status in this year’s first quarter. During the first quarter of 2009, the provision for credit losses was $158 million, while net charge-offs aggregated $100 million. Expressed as an annualized percentage of average loans outstanding, net charge-offs were 1.09% and .81% in the second quarter of 2009 and 2008, respectively, .83% in the first quarter of 2009 and .96% for the first six months of 2009.
     Loans obtained in connection with the Provident acquisition have been accounted for in accordance with Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”), and/or Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”), if the loan experienced deterioration of credit quality at the time of acquisition. Both SFAS No. 141R and SOP 03-3 require that acquired loans be recorded at fair value and prohibit the carry over of the related allowance for credit losses. Determining the fair value of the acquired loans required estimating cash flows expected to be collected on the loans. Because SOP 03-3 loans have been recorded at fair value, such loans are not classified as nonaccrual even though some payments may be contractually past due. Estimated credit losses on all acquired loans were considered in the determination of fair value as of the acquisition date.
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     Loans classified as nonaccrual increased to $1.1 billion, or 2.11% of total loans at June 30, 2009 from $568 million or 1.16% a year earlier and $1.0 billion or 2.05% at March 31, 2009. The recessionary state of the U.S. economy has resulted in generally higher levels of nonaccrual loans and net charge-offs of loans. Contributing to the rise in nonaccrual loans from June 30, 2008 to June 30, 2009 were increases in residential real estate loans, loans to builders and developers of residential real estate, and commercial loans.
     Assets taken in foreclosure of defaulted loans were $90 million at June 30, 2009, compared with $53 million at June 30, 2008 and down from $100 million at March 31, 2009. The higher levels of such assets in 2009 resulted predominantly from additions of residential real estate development projects.
     In an effort to assist borrowers, M&T has modified the terms of select residential real estate loans, consisting largely of loans in M&T’s portfolio of Alt-A loans. At June 30, 2009, outstanding balances of those modified loans totaled $259 million, of which $107 million were classified as nonaccrual. The remaining modified loans have demonstrated payment capability consistent with the modified terms and, accordingly, were classified as renegotiated loans and were accruing interest at June 30, 2009.
     Loans past due 90 days or more and accruing interest were $155 million at the end of the recent quarter, compared with $94 million at June 30, 2008. Included in these past due but accruing amounts were loans guaranteed by government-related entities of $144 million and $89 million at June 30, 2009 and 2008, respectively.
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M&T BANK CORPORATION
     Impaired loans obtained in the Provident acquisition that are held for investment and have been accounted for in accordance with SOP 03-3 had outstanding customer balances at June 30, 2009 of $170 million. The carrying value of those loans at that date reflected in the Consolidated Balance Sheet totaled $98 million.
     Allowance for Credit Losses. M&T regularly performs detailed analyses of individual borrowers and portfolios for purposes of assessing the adequacy of the allowance for credit losses. Reflecting those analyses, the allowance totaled $855 million, $774 million and $846 million at June 30, 2009, June 30, 2008 and March 31, 2009, respectively. Expressed as a percentage of total loans, the allowance was 1.62% at the recent quarter-end, compared with 1.58% at June 30, 2008 and 1.73% at March 31, 2009. The decline in that ratio from the end of 2009’s first quarter to June 30, 2009 was driven by the already noted accounting guidance applied to the Provident acquisition, which prohibits any carryover of an allowance for credit losses. Excluding loans obtained in the Provident acquisition, the allowance-to-legacy loan ratio at June 30, 2009 increased 3 basis points from March 31, 2009 to 1.76%.
     Noninterest Income and Expense. Excluding gains and losses from investment securities, noninterest income in the second quarter of 2009 aggregated $296 million, up from $277 million in the year-earlier quarter and $264 million in 2009’s initial quarter. As compared with the second quarter of 2008, the higher noninterest income level in the recent quarter resulted largely from higher residential mortgage banking revenues, due to residential mortgage origination activities buoyed by a lower interest rate environment for much of the recent quarter. Significantly lower losses at Bayview Lending Group also contributed to the improvement. As compared with the first
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quarter of 2009, higher service charges on deposit accounts, trading account and foreign exchange gains, credit-related fees and insurance income were significant contributors to the higher level of noninterest income in the recent quarter.
     Noninterest expense in the second quarter of 2009 totaled $564 million, compared with $420 million in the year-earlier quarter and $438 million in the first quarter of 2009. Included in such amounts are expenses considered to be nonoperating in nature consisting of amortization of core deposit and other intangible assets and merger-related expenses. Exclusive of these expenses, noninterest operating expenses were $482 million in the recent quarter, compared with $403 million in the second quarter of 2008 and $421 million in 2009’s initial quarter. In addition to expenses related to the operations obtained in the Provident acquisition, increased expenses for FDIC deposit insurance and foreclosed residential real estate properties contributed to that rise. During the recent quarter, the allowance for impairment of capitalized residential mortgage servicing rights was reduced by $13 million, compared with similar reductions of $9 million in the second quarter of 2008 and $5 million in the initial 2009 quarter. Those reversals reduced noninterest operating expenses and resulted from higher mortgage interest rates at the end of the respective quarters as compared with the immediately preceding quarter-ends.
     The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income (exclusive of gains and losses associated with bank investment securities), measures the relationship of operating expenses to revenues. M&T’s efficiency ratio was 60.0% in 2009’s second quarter, compared with 52.4% in the year-earlier period and 58.7% in the first quarter of 2009. If the recent quarter’s
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special assessment by the FDIC was excluded from the computation, the efficiency ratio for the second quarter of 2009 would have been 56.0%.
     Balance Sheet. M&T had total assets of $69.9 billion at June 30, 2009, up from $65.9 billion at June 30, 2008. Loans and leases, net of unearned discount, were $52.7 billion at the recent quarter-end, compared with $49.1 billion a year earlier. Total deposits rose to $46.8 billion at June 30, 2009, from $41.9 billion at June 30, 2008. Deposits at domestic offices jumped $9.5 billion, or 26%, to $45.7 billion at the most recent quarter-end from $36.2 billion at June 30, 2008. Total assets obtained in the Provident transaction were $6.3 billion, including loans and investment securities of $4.0 billion and $1.0 billion, respectively. The Provident acquisition also added $5.0 billion of deposits to M&T’s total deposits on May 23, 2009. Total stockholders’ equity was $7.4 billion at June 30, 2009, representing 10.58% of total assets, compared with $6.5 billion or 9.89% a year earlier. Common stockholders’ equity was $6.7 billion, or $56.51 per share, at June 30, 2009, compared with $6.5 billion, or $59.12 per share, at June 30, 2008. Tangible equity per common share was $25.17 at the recent quarter-end, compared with $28.50 a year earlier. The year-over-year declines in the per share amounts for common stockholders’ equity and tangible common equity were largely the result of higher net unrealized losses in the available-for-sale investment securities portfolio. In the calculation of tangible equity per common share, stockholders’ equity is reduced by the carrying values of goodwill and core deposit and other intangible assets, net of applicable deferred tax balances, which aggregated $3.7 billion and $3.4 billion at June 30, 2009 and 2008, respectively. M&T’s tangible common equity to tangible assets ratio was 4.49% at June 30, 2009, compared with 5.03% and 4.86% at June 30, 2008 and March 31, 2009, respectively.
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     Conference Call. Investors will have an opportunity to listen to M&T’s conference call to discuss second quarter financial results today at 10:00 a.m. Eastern Time. Those wishing to participate in the call may dial 877-780-2276. International participants, using any applicable international calling codes, may dial 973-582-2700. Callers should reference M&T Bank Corporation or the conference ID# 18863015. The conference call will be webcast live on M&T’s website at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until Wednesday, July 22, 2009 by calling 800-642-1687, or 706-645-9291 for international participants, and by making reference to ID# 18863015. The event will also be archived and available by 5:00 p.m. today on M&T’s website at http://ir.mandtbank.com/conference.cfm.
     M&T is a bank holding company whose banking subsidiaries, M&T Bank and M&T Bank, National Association, operate branch offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware, New Jersey and the District of Columbia.
     Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
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     Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively, including tax legislation; regulatory supervision and oversight, including monetary policy and required capital levels; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual financial results of merger, acquisition and investment activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.
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     These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.
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Financial Highlights

	Three months ended			Six months ended
Amounts in thousands,	June 30			June 30
except per share	2009	2008	Change	2009	2008	Change

Performance

Net income	$51,188	160,265	-68%	$115,409	362,461	-68%
Net income available to common shareholders	40,516	160,265	-75	95,105	362,461	-74

Per common share:
Basic earnings	$.36	1.45	-75%	$.85	3.29	-74%
Diluted earnings	.36	1.44	-75	.85	3.26	-74
Cash dividends	$.70	.70	—	$1.40	1.40	—

Common shares outstanding:
Average — diluted (1)	113,521	111,227	2%	111,988	111,097	1%
Period end (2)	118,012	110,268	7	118,012	110,268	7

Return on (annualized):
Average total assets	.31%	.98%		.35%	1.12%
Average common stockholders’ equity	2.53%	9.96%		3.06%	11.23%

Taxable-equivalent net interest income	$506,781	492,483	3%	$959,521	977,116	-2%

Yield on average earning assets	4.62%	5.66%		4.63%	5.93%
Cost of interest-bearing liabilities	1.47%	2.64%		1.61%	2.95%
Net interest spread	3.15%	3.02%		3.02%	2.98%
Contribution of interest-free funds	.28%	.37%		.29%	.40%
Net interest margin	3.43%	3.39%		3.31%	3.38%

Net charge-offs to average total net loans (annualized)	1.09%	.81%		.96%	.59%

Net operating results (3)

Net operating income	$100,805	170,361	-41%	$175,839	385,958	-54%
Diluted net operating earnings per common share	.79	1.53	-48	1.39	3.47	-60
Return on (annualized):
Average tangible assets	.64%	1.10%		.57%	1.25%
Average tangible common equity	12.08%	22.20%		10.76%	25.04%
Efficiency ratio	60.03%	52.41%		59.39%	52.63%

	At June 30
	2009	2008	Change

Loan quality
Nonaccrual loans	$1,111,423	568,460	96%
Real estate and other foreclosed assets	90,461	52,606	72%

Total nonperforming assets	$1,201,884	621,066	94%

Accruing loans past due 90 days or more	155,125	93,894	65%
Renegotiated loans	170,950	18,905	—

Purchased impaired loans (4):
Outstanding customer balance	170,400	—	—
Carrying amount	97,730	—	—

Nonaccrual loans to total net loans	2.11%	1.16%

Allowance for credit losses to:
M&T legacy loans	1.76%	1.58%
Total loans	1.62%	1.58%

(1)	Includes common stock equivalents.

(2)	Includes common stock issuable under deferred compensation plans.

(3)	Excludes amortization and balances related to goodwill and core deposit and other intangible assets and merger-related expenses which, except in the calculation of the efficiency ratio, are net of applicable income tax effects.

(4)	Held for investment and accounted for in accordance with SOP 03-3.
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Condensed Consolidated Statement of Income

	Three months ended			Six months ended
	June 30			June 30
Dollars in thousands	2009	2008	Change	2009	2008	Change

Interest income	$677,423	817,574	-17%	$1,331,935	1,701,736	-22%
Interest expense	175,856	330,942	-47	382,561	736,254	-48

Net interest income	501,567	486,632	3	949,374	965,482	-2

Provision for credit losses	147,000	100,000	47	305,000	160,000	91

Net interest income after provision for credit losses	354,567	386,632	-8	644,374	805,482	-20

Other income
Mortgage banking revenues	52,983	38,219	39	109,216	78,289	40
Service charges on deposit accounts	112,479	110,340	2	213,508	213,794	—
Trust income	32,442	40,426	-20	67,322	80,730	-17
Brokerage services income	13,493	17,211	-22	28,886	32,684	-12
Trading account and foreign exchange gains	7,543	6,636	14	8,978	11,349	-21
Gain on bank investment securities	292	325	—	867	33,772	—
Total other-than-temporary impairment (“OTTI”) losses	(75,697)	(5,746)	—	(138,505)	(5,746)	—
Portion of OTTI losses recognized in other comprehensive income (before taxes)	50,928	—	—	81,537	—	—

Net OTTI losses recognized in earnings	(24,769)	(5,746)	—	(56,968)	(5,746)	—
Equity in earnings of Bayview Lending Group LLC	(207)	(13,026)	—	(4,351)	(14,286)	—
Other revenues from operations	77,393	76,797	1	136,532	153,259	-11

Total other income	271,649	271,182	—	503,990	583,845	-14

Other expense
Salaries and employee benefits	249,952	236,127	6	499,344	487,998	2
Equipment and net occupancy	51,321	47,252	9	99,493	94,017	6
Printing, postage and supplies	11,554	9,120	27	20,649	19,016	9
Amortization of core deposit and other intangible assets	15,231	16,615	-8	30,601	35,098	-13
Deposit insurance	49,637	1,534	—	55,493	3,073	—
Other costs of operations	186,015	109,062	71	296,476	206,212	44

Total other expense	563,710	419,710	34	1,002,056	845,414	19

Income before income taxes	62,506	238,104	-74	146,308	543,913	-73

Applicable income taxes	11,318	77,839	-85	30,899	181,452	-83

Net income	$51,188	160,265	-68%	$115,409	362,461	-68%

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Condensed Consolidated Balance Sheet

	June 30
Dollars in thousands	2009	2008	Change
ASSETS
Cash and due from banks	$1,148,428	1,624,753	-29%
Interest-bearing deposits at banks	59,950	5,654	960
Federal funds sold and agreements to resell securities	2,300	103,750	-98
Trading account assets	495,324	243,050	104
Investment securities	8,155,434	8,658,775	-6
Loans and leases, net of unearned discount	52,714,644	49,114,616	7
Less: allowance for credit losses	855,365	774,076	11

Net loans and leases	51,859,279	48,340,540	7
Goodwill	3,524,625	3,192,128	10
Core deposit and other intangible assets	216,072	213,528	1
Other assets	4,451,805	3,511,250	27

Total assets	$69,913,217	65,893,428	6%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits at U.S. offices	$12,403,999	8,483,856	46%
Other deposits at U.S. offices	33,265,704	27,684,858	20
Deposits at foreign office	1,085,004	5,756,976	-81

Total deposits	46,754,707	41,925,690	12
Short-term borrowings	2,951,149	3,761,550	-22
Accrued interest and other liabilities	1,238,959	917,022	35
Long-term borrowings	11,568,238	12,770,110	-9

Total liabilities	62,513,053	59,374,372	5
Stockholders’ equity (1)	7,400,164	6,519,056	14

Total liabilities and stockholders’ equity	$69,913,217	65,893,428	6%

(1)	Reflects accumulated other comprehensive loss, net of applicable income tax effect, of $580.8 million at June 30, 2009 and $332.9 million at June 30, 2008.
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Condensed Consolidated Average Balance Sheet
and Annualized Taxable-equivalent Rates

	Three months ended					Six months ended
	June 30					June 30
	2009		2008		Change in	2009		2008		Change in
Dollars in millions	Balance	Rate	Balance	Rate	balance	Balance	Rate	Balance	Rate	balance
ASSETS

Interest-bearing deposits at banks	$42	.05%	8	1.14%	421%	$31	.08%	9	1.43%	233%

Federal funds sold and agreements to resell securities	73	.23	101	1.96	-27	87	.23	115	2.54	-23

Trading account assets	120	.77	64	.90	88	97	.73	69	1.16	40

Investment securities	8,508	4.90	8,770	5.07	-3	8,499	4.86	8,847	5.15	-4

Loans and leases, net of unearned discount
Commercial, financial, etc	14,067	3.76	13,800	5.14	2	14,049	3.75	13,554	5.59	4
Real estate — commercial	19,719	4.46	18,491	5.76	7	19,260	4.43	18,242	6.05	6
Real estate — consumer	5,262	5.40	6,026	6.04	-13	5,148	5.49	6,002	6.11	-14
Consumer	11,506	5.42	11,205	6.41	3	11,237	5.52	11,251	6.66	—

Total loans and leases, net	50,554	4.59	49,522	5.79	2	49,694	4.61	49,049	6.09	1

Total earning assets	59,297	4.62	58,465	5.66	1	58,408	4.63	58,089	5.93	1

Goodwill	3,326		3,192		4	3,259		3,194		2

Core deposit and other intangible assets	188		222		-15	182		230		-21

Other assets	4,173		3,705		13	4,032		3,786		6

Total assets	$66,984		65,584		2%	$65,881		65,299		1%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest-bearing deposits
NOW accounts	$515	.19	512	.49	1%	$525	.22	498	.67	6%
Savings deposits	22,480	.47	18,092	1.34	24	21,845	.63	17,468	1.46	25
Time deposits	8,858	2.52	9,216	3.47	-4	8,789	2.66	9,816	3.81	-10
Deposits at foreign office	1,460	.16	4,314	2.06	-66	1,964	.16	4,567	2.66	-57

Total interest-bearing deposits	33,313	1.00	32,134	2.03	4	33,123	1.14	32,349	2.33	2

Short-term borrowings	3,211	.25	6,869	2.49	-53	3,344	.26	7,011	2.99	-52
Long-term borrowings	11,482	3.18	11,407	4.44	1	11,562	3.34	10,838	4.77	7

Total interest-bearing liabilities	48,006	1.47	50,410	2.64	-5	48,029	1.61	50,198	2.95	-4

Noninterest-bearing deposits	10,533		7,577		39	9,549		7,506		27

Other liabilities	1,318		1,128		17	1,349		1,104		22

Total liabilities	59,857		59,115		1	58,927		58,808		—

Stockholders’ equity	7,127		6,469		10	6,954		6,491		7

Total liabilities and stockholders’ equity	$66,984		65,584		2%	$65,881		65,299		1%

Net interest spread		3.15		3.02			3.02		2.98
Contribution of interest-free funds		.28		.37			.29		.40
Net interest margin		3.43%		3.39%			3.31%		3.38%
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17-17-17-17-17
M&T BANK CORPORATION
Reconciliation of Quarterly GAAP to Non-GAAP Measures

	Three months ended			Six months ended
	June 30		March 31	June 30
	2009	2008	2009	2009	2008
Income statement data
In thousands, except per share
Net income
Net income	$51,188	160,265	64,221	115,409	362,461
Amortization of core deposit and other intangible assets (1)	9,247	10,096	9,337	18,584	21,337
Merger-related expenses (1)	40,370	—	1,476	41,846	2,160

Net operating income	$100,805	170,361	75,034	175,839	385,958

Earnings per common share
Diluted earnings per common share	$.36	1.44	.49	.85	3.26
Amortization of core deposit and other intangible assets (1)	.08	.09	.09	.17	.19
Merger-related expenses (1)	.35	—	.01	.37	.02

Diluted net operating earnings per common share	$.79	1.53	0.59	1.39	3.47

Balance sheet data
In millions
Average assets
Average assets	$66,984	65,584	64,766	65,881	65,299
Goodwill	(3,326)	(3,192)	(3,192)	(3,259)	(3,194)
Core deposit and other intangible assets	(188)	(222)	(176)	(182)	(230)
Deferred taxes	30	31	22	26	33

Average tangible assets	$63,500	62,201	61,420	62,466	61,908

Average common equity
Average common equity	$6,491	6,469	6,212	6,352	6,491
Goodwill	(3,326)	(3,192)	(3,192)	(3,259)	(3,194)
Core deposit and other intangible assets	(188)	(222)	(176)	(182)	(230)
Deferred taxes	30	31	22	26	33

Average tangible common equity	$3,007	3,086	2,866	2,937	3,100

(1)	After any related tax effect.
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